                                                                  EXHIBIT 99.2.2


       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF
                              R&B COMMUNICATIONS

         You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&B Communications" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

         We have set forth below selected historical consolidated financial data of R&B Communications:

         . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from the consolidated financial statements and notes thereto of R&B Communications, which have been audited by Phibbs, Burkholder, Geisert & Huffman, LLP with respect to the years ended 1995 through 1998 and McGladrey & Pullen, LLP with respect to the year ended 1999; and

         . as of, and for the six-month periods ended, June 30, 1999 and 2000, derived from the unaudited condensed consolidated financial statements and notes thereto of R&B Communications, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                                                                             Six Months
                                                           Year Ended December 31,                          Ended June 30,
                                   ---------------------------------------------------------------    -------------------------
                                      1995        1996         1997         1998           1999          1999           2000
                                   ----------   ---------    --------    ----------     ----------    ----------    -----------
                                                (in thousands, except ratio data and operating activities)
                                                                                                         (unaudited)
Statement of Operations:
Operating revenues:
  Wireline
  communications ..................  $  8,863    $  8,657     $  9,734     $ 11,703      $ 14,500       $  7,193      $  7,826
  Wireless
  communications ..................       495         653          968        1,219         1,257            740           830
  Other communications
  services ........................     1,056         884          922          954         1,012            399           468
                                     --------    --------     --------     --------      --------       --------      --------
  Total operating
  revenues ........................    10,414      10,194       11,624       13,876        16,769          8,332         9,124
Operating expenses:
  Maintenance and
  support .........................     1,717       2,009        2,312        3,398         4,917          1,699         2,457
  Depreciation and
  amortization ....................     1,237       1,426        2,104        2,340         2,808          1,358         1,663
  Customer operations .............       934       1,046        1,290        1,928         2,031          1,274         1,525
  Corporate operations ............     1,397       1,444        1,700        1,862         2,356          1,207         1,790
                                     --------    --------     --------     --------      --------       --------      --------
  Total operating
  expenses ........................     5,285       5,925        7,406        9,528        12,112          5,538         7,435
                                     --------    --------     --------     --------      --------       --------      --------
Operating income ..................     5,129       4,269        4,218        4,348         4,657          2,794         1,689
  Other income
  (expenses):
  Interest and dividend
  income ..........................       543         542          311          261           337            134           162
  Other expenses,
  principally interest ............      (805)       (747)        (557)        (410)         (685)          (544)         (228)
  Equity loss from PCS
  investees:.......................

  VA PCS Alliance .................         -           -         (822)      (5,078)       (5,427)        (2,854)       (2,839)
  WV PCS Alliance .................         -           -            -       (1,064)       (4,565)        (1,859)       (3,093)
  Equity income from
  other investees .................     1,135         586          634          315           340            153           154
  Gain (loss) on sale
  of assets and
  investments .....................     1,708        (284)       5,080           31           252              -             -
                                     --------    --------     --------     --------      --------       --------      --------
                                        7,710       4,366        8,864       (1,597)       (5,091)        (2,176)       (4,155)
Income taxes (benefit) ............     2,681       1,582        3,052         (759)         (917)            32        (1,610)
                                     --------    --------     --------     --------      --------       --------      --------
Net income (loss) .................  $  5,029    $  2,784     $  5,812     $   (838)     $ (4,174)      $ (2,208)     $ (2,545)
                                     ========    ========     ========     ========      ========       ========      ========
Balance Sheet Data (at period end):
  Cash and cash
  equivalents .....................  $  8,442    $  6,001     $  7,021     $  6,910      $  8,218       $  6,695      $  8,937
  Securities and
  Investments .....................     9,146       6,249        6,495        8,441        18,812          8,427        17,983
  Property, Plant and
  Equipment, Net ..................    14,760      18,462       20,116       22,465        25,015         21,921        25,640
  Total assets ....................    39,026      42,196       46,897       48,125        63,912         45,516        61,636
  Long-term debt ..................     9,852       8,529        8,276        7,908         7,520          8,056         7,288
  Shareholders' equity ............    23,645      26,190       31,669       31,258        35,562         29,395        32,430
Operating Data (at period end):
  Internet subscribers ............         -         363          686        1,209         2,078          1,445         2,332
  ILEC access lines ...............     8,796       9,265        9,919       10,512        12,233         10,898        12,323
  CLEC access lines ...............         -           -            -        1,260         3,840          2,557         4,952


                               R&B COMMUNICATIONS

        Management's Discussion And Analysis Of Financial Conditions And
                   Results Of Operations Of R&B Communications

The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements

Overview
         R&B is an integrated communications provider offering a broad range of products and services to business and residential customers in the Roanoke and New River Valleys of Virginia. These communications products and services include local and long distance telephone, dial-up and high-speed Internet access, competitive local exchange access, paging and wireless cable television.

         Historically, R&B has derived much of its revenues from its ILEC. R&B introduced Internet services in late 1996 and CLEC services in the second quarter of 1998. As a result of its increasing focus on and growth in CLEC services and Internet services, an increasing portion of its operating revenues and EBITDA will be generated by businesses other than its mature local telephone operations. These newer businesses have generated lower operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings throughout the region it serves. As it expands its markets and introduces new products, R&B expects to continue to have lower operating margins for these businesses.

         R&B's wireless PCS service offerings consist of significant investments in the Virginia Alliance and the West Virginia Alliance. The Virginia Alliance and the West Virginia Alliance commenced operation in September 1997 and September 1998, respectively. R&B has recognized significant equity losses from these investments.

         On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications.

Results of Operations

Three and Six Months Ended June 30, 2000 Compared to Three and Six Months Ended
-------------------------------------------------------------------------------
June 30, 1999
-------------

Overview

         Net loss decreased $.5 million, or 25%, from $1.8 to $1.3 million, and increased $.3 million, or 15%, from $2.2 million to $2.5 million for the respective three and six month periods ended June 30, 2000, as compared to 1999. EBITDA decreased $.6 million, or 30%, from $2.1 to $1.5 million, and $.8 million, or 19%, from $4.2 million to $3.4 million for the respective three and six month periods ended June 30, 2000, as compared to 1999. Operating income decreased $.8 million, or 56%, from $1.4 million to $.6 million, and $1.1 million, or 40%, from $2.8 million to $1.7 million for the respective three and six month periods ended June 30, 2000 and 1999. R&B Communications' share of the net loss from the Alliances increased $.1 million, or 7%, from $2.6 million, $1.6 million after-tax, to $2.7 million, $1.7 million after-tax, and increased $1.2 million, or 26%, from $4.8 million, $3.0 million after-tax, to $6.0 million, $3.7 million after-tax, for the three and six month periods ended June 30, 2000, as compared to 1999.

         These results reflect customer growth from wireless, CLEC and Internet services and R&B Communications' share of the Alliances' losses. The decreases in operating income and EBITDA results were due to higher levels of depreciation and amortization generated by capital investments in growth businesses and the underlying supporting infrastructure.

Operating Revenues

         Total operating revenues increased $.2 million, or 4%, from $4.4 million to $4.6 million for the three months ended June 30, 1999 and 2000, respectively. Total operating revenues increased $.8 million, or 9%, from $8.3 million for the six months ended June 30, 1999 to $9.1 million for the six months ended June 30, 2000. The increase was due primarily to a $.3 million and $.8 million increase in network and CLEC-based revenues during the respective three and six month periods. CLEC customers totaled 4,952 as of June 30, 2000, which represented an increase of 2,395 customers from June 30, 1999. Internet customers grew to 2,300 as of June 30, 2000, an increase of 900 customers from June 30, 1999.

         Wireline Communications Revenues. Wireline communications revenues increased $.1 million, or 3%, and $.6 million, or 9%, for the three and six month periods ended June 30, 2000, as compared to June 30, 1999. Wireline communications revenues were $3.8 million and $7.8 million for the three and six months ended June 30, 2000, and were $3.7 million and $7.2 million for the three and six months ended June 30, 1999. Network revenues and revenues from fiber optic network usage, CLEC and long distance accounted for most of this increase. CLEC revenues increased $.6 million, or 74% from $.8 million for the six months ended June 30, 1999 to $1.4 million for the six months ended June 30, 2000, reflecting the growth in access lines noted above.

         Wireless Communications Revenues. Wireless communications revenues remained relatively stable, increasing $.1 million, or 20%, and $.1 million, or 12%, for the respective three and six month periods ended June 30, 2000, as compared to June 30, 1999. Wireless communications revenues were $.5 million and $.8 million for the three and six months ended June 30, 2000, as compared to $.4 million and $.7 million for the three and six month periods ended June 30, 1999.

         Other Communications Revenues. Other communications services revenues remained unchanged at $.3 million for the three months ended June 30, 1999 and 2000. Other communications revenues increased $.1 million, or 17%, from $.4 million for the six months ended June 30, 1999 to $.5 million for the six months ended June 30, 2000. This increase was principally the result of ancillary sales and services related to the growing wireline and wireless services.

Operating Expenses

         Total operating expenses increased $.9 million, or 33%, from $3.0 million to $3.9 million for the three months ended June 30, 1999 and 2000, respectively. Total operating expenses increased $1.9 million, or 34%, from $5.5 million for the six months ended June 30, 1999 to $7.4 million for the six months ended June 30, 2000. This increase was primarily in the wireline businesses. Within this business, CLEC and network operations comprised $.3 and $.7 million of the total respective increase. The CLEC and network operating expense increased as a result of the expenses associated with managing the increased fiber network and from strong growth of the CLEC markets.

         Maintenance and Support Expense. Maintenance and support expense increased $.2 million, or 24%, from $1.0 million for the three months ended June 30, 1999 to $1.2 million for the three months ended June 30, 2000, and increased $.7 million, or 45%, from $1.7 million for the six months ended June 30, 1999 to $2.4 million for the six months ended June 30, 2000. This increase was due primarily to CLEC rollout and engineering and operations support growth.

         Depreciation and Amortization. Depreciation and amortization expense increased $.1 million, or 23%, from $.7 million to $.8 million for the three months ended June 30, 1999 and 2000, respectively, and $.4 million, or 22%, from $1.3 million for the six months ended June 30, 1999 to $1.7 million for the six months ended June 30, 2000. This increase was due to an increase of approximately 15% in the plant-in-service asset base from $38.0 million as of June 30, 1999 to $43.7 million as of June 30, 2000. Depreciation and amortization as a percent of the related assets increased from 3.4% for the six months ended June 30, 1999 to 3.7% for the six months ended June 30, 2000. This increase was due to a shift in the composition of the asset base from traditional telephone plant to more network plant and equipment.

         Customer Operations Expense. Customer operations expense increased $.1 million, or 16%, from $.7 million to $.8 million for the three months ended June 30, 1999 and 2000, respectively, and $.2 million, or 20%, from $1.3 million for the six months ended June 30, 1999 to $1.5 million for the six months ended June 30, 2000. This increase related primarily to marketing and sales activities and customer care growth, which was consistent with the related revenue growth.

         Corporate Operations Expense. Corporate operations expense increased $.5 million, or 75%, from $.6 million for the three months ended June 30, 1999 to $1.1 million for the three months ended June 30, 2000. Corporate operations expense increased $.6 million, or 48%, from $1.2 million for the six months ended June 30, 1999 to $1.8 million for the six months ended June 30, 2000. This increase was a result of growth in the corporate infrastructure commensurate with the significant growth in operations and merger related expenses, including corporate bonuses, legal and financial valuation expenses.

Other Income (Expenses)

         Other income (expenses) was driven primarily by the effect of losses from the Alliances. R&B Communications' share of losses from the Virginia Alliance decreased $.2 million, or 11%, from $1.5 million for the three months ended June 30, 1999 to $1.3 million for the three months ended June 30, 2000, and remained unchanged at $2.8 million for the six months ended June 30, 1999 and 2000. Its share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998, and expanded significantly in the second quarter of 1999, increased $.3 million, or 30%, for the three months ended June 30, 2000, as compared to 1999, and $1.2 million, or 66%, for the six months ended June 30, 2000, as compared to 1999. R&B's share of losses from the West Virginia Alliance were $1.5 million and $3.2 million for the three and six month periods ended June 30, 2000, and were $1.1 million and $1.9 million for the three and six month periods ended June 30, 1999. Further information concerning the Alliances is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

Income Taxes

         Income tax changed $1.1 million from an expense of $.3 million for the three months ended June 30, 1999 to a benefit of $.8 million for the three months ended June 30, 2000. Income tax changed $1.6 million from an expense of less than $.1 million for the six months ended June 30, 1999 to a benefit of $1.6 million for the six months ended June 30, 2000. The primary factors causing this change were an increase in the pre-tax loss of $.6 million for the three months ended June 30, 2000 and $1.9 million for the six months ended June 30, 2000, as compared to 1999, as well as an additional tax expense from tax adjustments in the second quarter of 1999.